Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2010, relating to the consolidated financial statements and financial statement schedules of CNA Financial Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning a change in accounting for the recognition and presentation of other-than-temporary impairments in 2009).
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
April 28, 2010